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                                                                   EXHIBIT 23.3

                   CONSENT OF J.D. POWER AND ASSOCIATES

  We hereby consent to the inclusion in the registration statement on Form S-1 (File No. 333-20831) under the heading "Business--Industry Background--New Vehicle Retailing" of the following statement.

  "These factors have fostered industry consolidation resulting in a 27% decrease in the number of dealerships in the last 25 years. According to J.D. Power and Associates, a recognized automobile industry market research firm, this consolidation trend is likely to continue in the future."

  We further consent to the reference to our firm in such registration statement.

                                          /s/ J.D. Power and Associates

March 6, 1997